NEWS RELEASE                                   EXHIBIT 99.1

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS JANUARY SALES

HOUSTON, TX, February 7, 2002 - Stage Stores, Inc. (NASDAQ: STGS) today reported that comparable store sales for the four week January period increased 9.0% versus an increase of 3.4% for the prior year calendar adjusted January period.

Due to the fact that the 2000 fiscal year had 53 weeks, the prior year January period had five weeks and ran from December 31, 2000 through February 3, 2001. Total sales for the four week January period this year, which ran from January 6, 2002 through February 2, 2002, were $42.4 million as compared to $51.5 million for the five week January period last year. The decrease in total sales during the fiscal month primarily reflects the impact of one less week this year than last year and the impact of fewer stores in operation year-over-year. The Company operated 342 stores during January 2002 while it operated 469 stores during most of January 2001. During January 2001, 121 of these stores were closed which accounted for $3.2 million of the fiscal month's sales.

Prior to August 2001, the Company had not been reporting sales on a monthly basis. To make this historical data available, the first table below, which details the sales history for the Company on a monthly basis for the 2001 and 2000 fiscal years, is being presented. The second table below shows total sales for fiscal 2001 summarized by quarter and by store group.

Stage Stores Reports
January Sales
Page - 2

                                HISTORICAL MONTHLY SALES ANALYSIS

	Comparable Store Sales Trend			Total Sales
Fiscal Period	% Increase (Decrease) 2001(a) 2001(b) 2000			($ in Millions) 2001 2000
	(Calendar	(Fiscal	(Fiscal	(Fiscal	(Fiscal
	Adj. Basis)	Basis)	Basis)	Basis)	Basis)
February	20.9%	25.1%	(5.5)%	$59.6	$66.0
March	10.9	16.0	(19.0)	73.9	90.8
April	21.3	15.2	(3.4)	62.0	73.6
1st Quarter	17.1	18.4	(10.6)	195.5	230.4
May	19.9	17.5	(18.0)	62.1	73.5
June	21.5	22.8	(23.6)	66.5	75.8
July	9.5	31.9	(11.2)	66.9	66.2
2nd Quarter	16.6	23.9	(18.0)	195.5	215.5
August	28.1	8.8	(10.7)	70.6	79.3
September	5.5	9.3	(1.1)	69.1	76.3
October	11.7	8.4	0.5	56.1	61.0
3rd Quarter	14.6	8.8	(4.4)	195.8	216.6
November	9.9	25.5	(0.5)	76.9	73.0
December	18.1	7.6	3.7	149.4	165.4
January	9.0	(11.2) (c)	30.6 (c)	42.4	51.5
4th Quarter	14.2	8.4	6.2	268.7	289.9
Full Year (d)	15.5%	14.0%	(6.3)%	$855.6	$952.3

(a)    The 2001 Calendar Adjusted Basis column compares the 52 week period starting on February 4, 2001 and          ending on February 2, 2002 to the 52 week period starting on February 6, 2000 and ending on February 3, 2001.

(b)    The 2001 Fiscal Basis column compares the 52 week period starting on February 4, 2001 and ending on February 2, 2002 to the 53 week period starting on January 30, 2000 and ending on February 3, 2001.

(c) January 2001 was a five week period. Comparable store sales during January 2001 increased 3.4% over January 2000 on a calendar adjusted basis.

(d) Totals do not foot due to rounding.

Stage Stores Reports
January Sales
Page - 3

               HISTORICAL QUARTERLY SALES SUMMARY BY STORE GROUP
                                                           ($ in Millions)

Fiscal 2001	No. of Stores	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Full Year
Continuing Stores (a)(b)	339	$192.6	$193.5	$194.8	$266.9	$847.9
Stores Opened in 2001	3	0	0	0.6	1.8	2.4
Stores Closed in 2001	9	2.9	2.0	0.4	0	5.3
Total Sales (b)		$195.5	$195.5	$195.8	$268.7	$855.6

(a) These stores were open for the entire 2001 fiscal year.

(b) Full Year totals do not foot due to rounding.

As detailed in the Historical Monthly Sales Analysis table above, the Company experienced significant calendar adjusted comparable store sales increases throughout fiscal 2001 primarily as a result of normalized inventory levels and improved merchandise content as compared to fiscal 2000. The high rate of gains in comparable store sales achieved in fiscal 2001 are not expected to continue in fiscal 2002 due to (i) the strong comparable store sales recorded during fiscal 2001, (ii) expectations of increased competition in certain of the Company's metropolitan markets and (iii) uncertainty regarding the economic environment. Primarily as a result of these factors, the Company is conservatively planning its comparable store sales increases during fiscal 2002 to be in a range of 1.0% - 3.0%. The Company expects to achieve additional sales growth in fiscal 2002 through the planned opening of 10 - 12 net new stores during the year.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The Company currently operates a total of 342 stores in 13 states under the Stage, Bealls and Palais Royal names.

On the effective date of the Company's Plan of Reorganization, August 24, 2001, Stage Stores, Inc., a Delaware corporation, merged into its wholly-owned subsidiary, Specialty Retailers, Inc. (NV), a Nevada corporation (the "Merger Date"). On the Merger Date, Specialty Retailers, Inc. (NV), the surviving corporation, changed its name to Stage Stores, Inc. For all periods referenced, Stage Stores, Inc. and its predecessor in interest are both referred to above as "Stage Stores" or the "Company".

Stage Stores Reports
January Sales
Page - 4

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including expectations regarding the rate of improvement in comparable store sales during fiscal 2002, the number of net new stores to be opened during the year and the expectation of achieving additional sales growth during fiscal 2002 as a result of opening these new stores. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Amendment No. 1 to Form 10, as filed with the Securities and Exchange Commission (the "SEC") on December 13, 2001, and other factors as may periodically be described in other Company filings with the SEC.

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